Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Jay Cooney 717.730.3683 jcooney@harsco.com

FOR IMMEDIATE RELEASE

HARSCO CORPORATION ANNOUNCES LEADERSHIP CHANGE

IN ITS CLEAN EARTH DIVISION

CAMP HILL, PA (May 5, 2022) – Harsco Corporation (NYSE: HSC) announced that effective today David Stanton has left the Company to pursue other opportunities after two years of service as president of its Clean Earth division.

In the interim, Nick Grasberger, Chairman and Chief Executive Officer, Harsco Corporation, will assume the leadership of the Clean Earth business. He will be responsible for the daily management of the organization and its leadership team. He will be supported in this capacity by members of the Corporate Executive Leadership Team, all of whom will be taking more active daily roles in the running of the business.

“We wish David well, and I want to thank him for his leadership these past two years and for helping Clean Earth integrate our acquisition of Stericycle’s Environmental Solutions business into the division,” said Grasberger.

The Company plans to initiate a search for Mr. Stanton’s successor at a future date.

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About Harsco Corporation

Harsco Corporation (NYSE: HSC) is a global market leader providing environmental solutions for industrial and specialty waste streams, and innovative technologies for the rail sector. Based in Camp Hill, PA, the 12,000-employee company operates in more than 30 countries. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.